Exhibit 10.7

NovaBay Pharmaceuticals, Inc.
Employee Incentive Cash Compensation Plan

NovaBay Pharmaceuticals Employee Incentive Compensation Plan (the “Plan”) is designed as a mechanism for rewarding the achievement of specifically measured corporate and individual goals by offering short-term and long-term incentive compensation to employees. The Plan promotes a commitment to attaining corporate success while reaching individual goals.  The Plan consists of both cash and equity compensation elements.

PURPOSE

The Plan is designed to:

•	Provide incentive to meet short-term and long-term corporate and individual goals

•	Encourage teamwork and ensure consistency among staff goals and objectives

•	Recognize performance contributions that significantly impact corporate results

•	Pay competitively in order to attract and retain quality performers

•	Encourage employee retention

GOVERNANCE

The Compensation Committee (the "Committee") appointed by the Board of Directors is responsible for governance and administration of the Plan.  The Committee is responsible for the approval of participation, award targets, performance measures, and actual awards earned.

CASH COMPENSATION PLAN

The cash compensation plan (the “Cash Plan”) consists of an annual bonus plan structure based upon the achievement of specified corporate and individual objectives.  Under the Cash Plan, cash bonus awards would be paid annually to eligible employees meeting the specified performance criteria.

Establishing Performance Objectives

At the beginning of the Cash Plan year, the corporate and individual performance objectives will be established.

Annual corporate objectives shall be presented to the Compensation Committee by the management team at the beginning of the fiscal year for review and recommendation for approval by the Board.  Corporate goals shall generally consist of four to six key performance metrics, each with different weightings depending on the overall importance of the objective.  Threshold, target and stretch levels of achievement and associated bonus multipliers shall also be established for each performance objective.

At the end of the Cash Plan year, each employee will participate in an annual review with their manager to review past performance and establish objectives for the upcoming year.

Setting Bonus Award Targets and Performance Weighting

Each employee will have a target bonus award opportunity, set as a percent of base salary.  Actual awards may be modified upward or downward based on the achievement of individual and corporate performance objectives established at the beginning of the year or due to other factors solely at the discretion of the board and management.

Each target bonus award will be weighted between individual and corporate performance factors which will vary based on reporting levels and responsibility. The Cash Plan's weighting scheme will be designed to reflect the direct impact each position has on overall corporate results, attach importance to corporate performance, and allow opportunity for some participants to earn individual awards in low company performance years.

Calculating the Bonus Pool Funding Amount

At the end of the Cash Plan year, the Committee will assess the Company’s performance against the established corporate objectives to determine the funding multiplier for the bonus pool.  As part of the year-end review, the Committee will take into account other significant Company performance factors, accomplishments and challenges during the year in determining the overall company performance.  The funding multiplier will be adjusted in direct proportion to the achievement of the corporate objectives (e.g. 80% goal achievement will result in bonus pool funding of 80%)

The overall bonus pool funding amount will be calculated by summing the bonus award target amounts for all eligible employees and multiplying this amount by the funding multiplier for the bonus pool.

Allocating the Bonus Pool

An employee’s actual bonus award for the performance period is calculated by multiplying the employee's base salary by the target bonus percentage, divided between its corporate component and its individual component based on the performance weighting mix for that specific position.  However, the allocation of the bonus pool must be managed so as not to exceed the authorized bonus pool funding amount.

The corporate award multiplier, which is based on overall corporate performance, is used to calculate the company component of an individual’s award by multiplying an individuals target bonus award by the actual agreed upon company multiplier.  The same payment multiplier for the corporate component of each participant's annual award shall be used for all Cash Plan participants in any given year.

The individual award multiplier, which is based on an employee’s performance against his objectives, is used in the same way to calculate the actual individual performance award.  An employee who is rated “unacceptable performance/did not meet objectives” will not be eligible for any bonus (either corporate or individual).

Individual ratings to determine actual bonus payments is shown in Appendix A.

Eligibility

All NovaBay employees who have commenced employment before October 1st of the fiscal year and are employed for at least 20 hours per work week are eligible to participate in the program. Bonus payments for employees hired before October 1st but after January 1st of the fiscal year will be pro-rated based on the actual start date.  In order to be eligible for the bonus, the participant must be employed by the Company on the bonus payment date.

Payment of Awards

The amount and timing of award payments is at the discretion of the Committee.  The Committee may modify the bonus pool, at its discretion, and/or may defer or cancel awards in the event that it determines that there is a need to conserve cash within the company or other circumstances.  All bonus payments are considered discretionary and are not earned by the employee until paid.

Appendix A

INDIVIDUAL PERFORMANCE MULTIPLIERS

Employee Rating	Individual Multiplier
Outstanding performance/Consistently exceeded objectives	125%
Excellent performance/ met or exceeded objectives	100%
Acceptable performance/ met most objectives	75%
Unacceptable performance/ did not meet objectives	0%